The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2021

Citigroup Inc.	April----, 2021 Medium-Term Senior Notes, Series G Pricing Supplement No. 2021-CMTNG[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-224495

Fixed to Floating Rate Notes Due April 7, 2031

•	The notes will pay interest at a fixed rate during an initial fixed rate period and, thereafter, will bear interest at a floating rate based on the federal funds effective rate (compounded daily during the relevant interest period) plus the floating rate spread specified below, subject to the minimum and maximum interest rate specified below. After the initial fixed rate period, interest payments on the notes will vary and may be paid at a rate as low as 0.00% per annum.

•	The notes are unsecured debt securities issued by Citigroup Inc. All payments on the notes are subject to the credit risk of Citigroup Inc.

•	It is important for you to consider the information contained in this pricing supplement together with the information contained in the accompanying prospectus supplement and prospectus. The description of the notes below supplements, and to the extent inconsistent with replaces, the description of the general terms of the notes set forth in the accompanying prospectus supplement and prospectus.

KEY TERMS
Issuer:	Citigroup Inc. Upon at least 15 business days’ notice, any wholly owned subsidiary of Citigroup Inc. may, without the consent of any holder of the notes, assume Citigroup Inc.’s obligations under the notes, and in such event Citigroup Inc. shall be released from its obligations under the notes, subject to certain conditions, including the condition that Citigroup Inc. fully and unconditionally guarantee all payments under the notes. See “Additional Terms of the Notes” in this pricing supplement.
Stated principal amount:	$1,000 per note
Pricing date:	April 1, 2021
Original issue date:	April 7, 2021
Maturity date:	April 7, 2031. If the maturity date is not a business day, then the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.
Payment at maturity:	$1,000 per note plus any accrued and unpaid interest
Initial fixed rate period:	The period from and including the issue date to but excluding April 7, 2024
Floating rate period:	The period from and including April 7, 2024 to but excluding the maturity date
Interest rate per annum:

•

For each interest period during the initial fixed rate period, the notes will bear interest at a fixed rate of 2.00% per annum

•

For each interest period during the floating rate period, the notes will bear interest at a floating rate per annum equal to the federal funds effective rate (compounded daily over the relevant interest period as described under “Determination of the Federal Funds Effective Rate” below) plus a spread of 1.00% (the “floating rate spread”), subject to a minimum interest rate of 0.00% and a maximum interest rate of 4.00% per annum for any interest period

Interest period:	Each period from, and including, an interest period end date (or, in the case of the first interest period, the original issue date) to, but excluding, the next succeeding interest period end date; provided that the final interest period will be the period from, and including, the immediately preceding interest period end date to, but excluding, the maturity date; and provided further that the federal funds effective rate for each calendar day from, and including, the rate cut-off date to, but excluding, the maturity date will equal the federal funds effective rate in respect of the rate cut-off date.
Rate cut-off date:	The second New York banking day immediately preceding the maturity date.
Interest payment dates:

•

For each interest period during the initial fixed rate period, the interest payment date is the interest period end date that immediately follows the end of such interest period.

•

For each interest period during the floating rate period, the interest payment date is the second business day following the interest period end date that immediately follows the end of such interest period; provided that the final interest payment date will be the maturity date.

If any interest payment date is not a business day, then the payment required to be made on that interest payment date will be made on the next succeeding business day with the same force and effect as if it had been made on that interest payment date. No additional interest will accrue as a result of delayed payment.

Interest period end date:	The 7th of each January, April, July and October, commencing on July 7, 2021 and ending on the maturity date. In the event that any interest period end date following (but not including) the interest period end date that immediately follows the end of the initial fixed rate period (other than the maturity date) is not a business day, then such date will be postponed to the next succeeding business day, unless that day falls in the next calendar month, in which case the interest period end date will be the immediately preceding business day.
Day count convention:	See “Determination of Interest Payments” in this pricing supplement.
Business day:	Any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed and is a New York banking day.
New York banking day:	New York banking day means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City.
Business day convention:	Following
CUSIP / ISIN:	17298CLU0 / US17298CLU08
Listing:	The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal. See “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000.00	$10.00	$990.00
Total:	$	$	$

(1) The issue price for eligible institutional investors and investors purchasing the notes in fee-based advisory accounts will vary based on then-current market conditions and the negotiated price determined at the time of each sale; provided, however, that the issue price for such investors will not be less than $990.00 per note and will not be more than $1,000 per note. The issue price for such investors reflects a forgone selling concession or underwriting fee with respect to such sales as described in footnote (2) below. See “General Information—Fees and selling concessions” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $10.00 per note, and from such underwriting fee will allow selected dealers a selling concession of up to $10.00 per note depending on market conditions that are relevant to the value of the notes at the time an order to purchase the notes is submitted to CGMI. Dealers who purchase the notes for sales to eligible institutional investors and/or to investors purchasing the notes in fee-based advisory accounts may forgo some or all selling concessions, and CGMI may forgo some or all of the underwriting fee for sales it makes to investors purchasing the notes in fee-based advisory accounts. The per note underwriting fee in the table above represents the maximum underwriting fee payable per note. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total proceeds to issuer. You should refer to “Risk Factors” and “General Information—Fees and selling concessions” in this pricing supplement for more information. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional fixed rate debt securities. See “Risk Factors” beginning on page PS-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink below:

Prospectus Supplement dated July 11, 2019 and Prospectus dated June 27, 2019

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. You should read the risk factors below together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business. more generally. We also urge you to consult your investment, legal, tax, accounting and other advisers before you decide to invest in the notes.

▪	The amount of interest payable on the notes will vary. The notes differ from conventional fixed-rate debt securities in that the interest payable on the notes will vary after the initial fixed rate period based on the level of the federal funds effective rate and may be as low as 0.00%.

▪	The yield on the notes may be lower than the yield on a conventional fixed-rate debt security of ours of comparable maturity. During the initial fixed rate period, the notes will bear interest at a fixed rate. During the floating rate period, the interest rate applicable to the notes will vary based on the level of the federal funds effective rate, and may be as low as 0.00% on each interest payment date. As a result, the effective yield on your notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of ours of comparable maturity.

▪	An investment in the notes may be more risky than an investment in notes with a shorter term. By purchasing notes with a longer term, you will bear greater exposure to fluctuations in market interest rates than if you purchased a note with a shorter term. In particular, if the federal funds effective rate does not increase from its current level, you may be holding a long-dated security that pays an interest rate that is less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Inc. of comparable maturity. In addition, the value of longer-dated notes is generally less than otherwise comparable securities with a shorter term.

▪	The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the notes. You are subject to the credit risk of Citigroup Inc. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the value of the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “General Information—Temporary adjustment period” in this pricing supplement.

▪	Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. If you are able to sell your notes in the secondary market prior to maturity, you are likely to receive less than the stated principal amount of the notes.

▪	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no changes in market conditions or other relevant factors, the price, if any, at which CGMI may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price since the issue price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if the value of the notes declines. In addition, any secondary market prices for the notes may differ from values determined by pricing models used by CGMI, as a result of dealer discounts, mark-ups or other transaction costs.

▪	The price at which you may be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest. A number of factors will influence the value of the notes in any secondary market that may develop and the price at which CGMI may be willing to purchase the notes in any such secondary market, including: the level and volatility of the federal funds effective rate, interest rates in the market, the time remaining to maturity of the notes, hedging activities by our affiliates, fees and projected hedging fees and profits and any actual or anticipated changes in the credit ratings, financial condition and results of Citigroup Inc. The value of the notes will vary and is likely to be less than the issue price at any time prior to maturity, and sale of the notes prior to maturity may result in a loss.

PS-2

Citigroup Inc.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes. Citibank, N.A., the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citibank, N.A. will determine, among other things, the level of the federal funds effective rate and will calculate the interest payable to you on each interest payment date. Any of these determinations or calculations made by Citibank, N.A. in its capacity as calculation agent, including with respect to the calculation of the level of the federal funds effective rate in the event of the unavailability of the level of the federal funds effective rate, may adversely affect the amount of one or more interest payments to you.

▪	Hedging and trading activity by us and our affiliates could result in a conflict of interest. One or more of our affiliates will likely enter into hedging transactions. This hedging activity will likely involve trading in instruments, such as options, swaps or futures. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate CGMI may be willing to purchase your notes in the secondary market. Because hedging our obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the expected hedging activity, even if the value of the notes declines.

▪	The federal funds effective rate may decline or fail to increase from its current level during the term of the notes. The federal funds effective rate depends substantially on the target rate set by the Federal Reserve. There can be no assurance that the Federal Reserve will increase its target rate for the federal funds effective rate during the term of the notes, and the Federal Reserve could reduce that rate, which could adversely affect the value of the notes, the return on the notes and the price at which you can sell the notes.

▪	The formula used to determine the interest rate on the notes during the floating rate period is relatively uncommon in the market, and as the related market continues to develop there may be an adverse effect on return on or value of the notes. The interest rate on the notes is based on a formula used to calculate a daily compounded federal funds effective rate, which is relatively uncommon in the market. For each interest period during the floating rate period, the interest rate on the notes is based on a daily compounded federal funds effective rate calculated using the formula described in “Determination of the Federal Funds Effective Rate” below. This interest rate will not be the federal funds effective rate published on or for a particular day during such interest period or an average of federal funds effective rates during such period nor will it be the same as the interest rate on other notes linked to the federal funds effective rate that use an alternative formula to determine the interest rate. Also, if the federal funds effective rate for a particular day during an interest period is negative, inclusion of that rate in the calculation will reduce the interest rate for such interest period; provided that in no event will the interest payable on the notes be less than zero.

Additionally, market terms for notes linked to the federal funds effective rate may evolve over time, and the value of the notes may be lower than those of later-issued securities linked to the federal funds effective rate as a result. Similarly, if the formula to calculate the daily compounded federal funds effective rate for the notes does not prove to be widely used in other securities like the notes, the trading price of the notes may be lower than those of securities having a formula more widely used. You may not be able to sell the notes at all or may not be able to sell the notes at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

▪	The interest rate on the notes during the floating rate period will be determined using alternative methods if the federal funds effective rate is no longer available, and that may have an adverse effect on the return on and value of the notes. The terms of the notes provide that if a benchmark transition event and its related benchmark replacement date occur with respect to the federal funds effective rate, the interest rate payable on the notes during the floating rate period will be determined using the next-available benchmark replacement. As described above, these replacement rates and spreads may be selected or formulated by (i) the relevant governmental body (such as the Alternative Reference Rates Committee of the NY Federal Reserve), (ii) the International Swaps and Derivatives Association, Inc. or (iii) in certain circumstances, Citigroup (or one of its affiliates). In addition, the terms of the notes expressly authorize Citigroup (or one of its affiliates) to make benchmark replacement conforming changes with respect to, among other things, the determination of interest periods and the timing and frequency of determining rates and making payments of interest during the floating rate period. The interests of Citigroup (or its affiliate) in making the determinations described above may be adverse to your interests as a holder of the notes.

The application of a benchmark replacement and benchmark replacement adjustment, and any implementation of benchmark replacement conforming changes, or any implementation of a substitute, successor or alternative reference rate could result in adverse consequences to the interest rate payable on the notes, which could adversely affect the return on, value of and market for the notes. Further, there is no assurance that the characteristics of any substitute, successor or alternative reference rate or benchmark replacement will be similar to the federal funds effective rate or the then-current benchmark that it is replacing, or that any benchmark replacement will produce the economic equivalent of the federal funds effective rate or the then-current benchmark that it is replacing.

▪	We or our subsidiaries or affiliates may publish research that could affect the market value of the notes. We or our subsidiaries or affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.

▪	You will have no rights against the publisher of the federal funds effective rate. You will have no rights against the publisher of the federal funds effective rate even though the amount you receive on each interest payment date relating to an interest period during the floating rate period will depend upon the level of the federal funds effective rate. The publisher of the federal funds effective rate is not in any way involved in this offering and has no obligations relating to the notes or the holders of the notes.

PS-3

Citigroup Inc.

▪	The U.S. federal tax consequences of an assumption of the notes are unclear. The notes may be assumed by a successor issuer, as discussed in “Additional Terms of the Notes.” The law regarding whether or not such an assumption would be considered a taxable modification of the notes is not entirely clear and, if the Internal Revenue Service (the “IRS”) were to treat the assumption as a taxable modification, a U.S. Holder would generally be required to recognize gain (if any) on the notes and the timing and character of income recognized with respect to the notes after the assumption could be affected significantly. You should read carefully the discussion under “United States Federal Income Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an assumption of the notes.

Additional Terms of the Notes

The notes are intended to qualify as eligible debt securities for purposes of the Federal Reserve's total loss-absorbing capacity (“TLAC”) rule. As a result, in the event of a Citigroup Inc. bankruptcy, Citigroup Inc.'s losses and any losses incurred by its subsidiaries would be imposed first on Citigroup Inc.’s shareholders and then on its unsecured creditors, including the holders of the notes. Further, in a bankruptcy proceeding of Citigroup Inc. any value realized by holders of the notes may not be sufficient to repay the amounts owed on the notes. For more information about the consequences of “TLAC” on the notes, you should refer to the “Citigroup Inc.” section beginning on page 8 of the accompanying prospectus.

Upon at least 15 business days’ notice, any wholly owned subsidiary (the “successor issuer”) of Citigroup Inc. may, without the consent of any holder of the notes, assume all of Citigroup Inc.’s obligations under the notes, and in such event Citigroup Inc. shall be released from its obligations under the notes (in each case, except as described below), subject to the following conditions:

(a)	Citigroup Inc. shall enter into a supplemental indenture under which Citigroup Inc. fully and unconditionally guarantees all payments on the notes when due, agrees to comply with the covenants described in the section “Description of Debt Securities—Covenants—Limitations on Liens” and “—Limitations on Mergers and Sales of Assets” in the accompanying prospectus as applied to itself and retains certain reporting obligations under the indenture;

(b)	the successor issuer shall be organized under the laws of the United States of America, any State thereof or the District of Columbia; and

(c)	immediately after giving effect to such assumption of obligations, no default or event of default shall have occurred and be continuing.

Upon any such assumption, the successor issuer shall succeed to and be substituted for, and may exercise every right and power of, Citigroup Inc. under the notes with the same effect as if such successor issuer had been named as the original issuer of the notes, and Citigroup Inc. shall be relieved from all obligations and covenants under the notes, except that Citigroup Inc. shall have the obligations described in clause (a) above. For the avoidance of doubt, the successor issuer shall not be responsible for Citigroup Inc.’s compliance with the covenants described in clause (a) above.

If a successor issuer assumes the obligations of Citigroup Inc. under the notes as described above, events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. will not constitute an event of default with respect to the notes, nor will any breach of a covenant by Citigroup Inc. (other than payment default). Therefore, if a successor issuer assumes the obligations of Citigroup Inc. under the notes as described above, events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. (in the absence of any such event occurring with respect to the successor issuer) will not give holders the right to declare the notes to be due and payable, and a breach of a covenant by Citigroup Inc. (including the covenants described in the section “Description of Debt Securities—Covenants—Limitations on Liens” and “—Limitations on Mergers and Sales of Assets” in the accompanying prospectus), other than payment default, will not give holders the right to declare the notes to be due and payable. Furthermore, if a successor issuer assumes the obligations of Citigroup Inc. under the notes as described above, it will not be an event of default under the notes if the guarantee of the notes by Citigroup Inc. ceases to be in full force and effect or if Citigroup Inc. repudiates the guarantee.

There are no restrictions on which subsidiary of Citigroup Inc. may be a successor issuer other than as specifically set forth above. The successor issuer may be less creditworthy than Citigroup Inc. and/or may have no or nominal assets. If Citigroup Inc. is resolved in bankruptcy, insolvency or other resolution proceedings and the notes are not contemporaneously declared due and payable, and if the successor issuer is subsequently resolved in later bankruptcy, insolvency or other resolution proceedings, the value you receive on the notes may be significantly less than what you would have received had the notes been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. or the breach of a covenant by Citigroup Inc.

The notes are “specified securities” for purposes of the indenture. The terms set forth above do not apply to all securities issued under the indenture, but only to the notes offered by this pricing supplement (and similar terms may apply to other securities issued by Citigroup Inc. that are identified as “specified securities” in the applicable pricing supplement).

You should read carefully the discussion of U.S. federal tax consequences of any such assumption under “General Information—U.S. federal income tax considerations” in this pricing supplement.

PS-4

Citigroup Inc.

General Information
Temporary adjustment period:	For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”
U.S. federal income tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “variable rate debt instruments” that provide for a single fixed rate followed by a qualified floating rate (“QFR”) for U.S. federal income tax purposes. Under the Treasury Regulations applicable to variable rate debt instruments, the notes may be treated as issued with original issue discount (“OID”).

In order to determine the amount of qualified stated interest (“QSI”) and OID in respect of the notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the notes). The rules described under “United States Federal Tax Considerations — Tax Consequences to U.S. Holders — Original Issue Discount” in the accompanying prospectus supplement are then applied to the equivalent fixed rate debt instrument for purposes of calculating the amount of OID on the notes. Under these rules, the notes will generally be treated as providing for QSI at a rate equal to the lowest rate of interest in effect at any time under the equivalent fixed rate debt instrument, and any interest in excess of that rate will generally be treated as part of the stated redemption price at maturity and, therefore, as giving rise to OID. Based on the application of these rules to the notes, we will indicate in the final pricing supplement if the notes are issued with OID.

QSI on the notes will generally be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of tax accounting. If the notes are issued with OID, a U.S. Holder will be required to include the OID in income for federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest. If the notes are not issued with OID, all stated interest on the notes will be treated as QSI and will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of tax accounting. If the amount of interest a U.S. Holder receives on the notes in a calendar year is greater than the interest assumed to be paid or accrued under the equivalent fixed rate debt instrument, the excess is treated as additional QSI taxable to the U.S. Holder as ordinary income. Otherwise, any difference will reduce the amount of QSI the U.S. Holder is treated as receiving and will therefore reduce the amount of ordinary income the U.S. Holder is required to take into income.

Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued QSI, which will be treated as a payment of interest) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will equal the cost of the note to the U.S. Holder, increased by the amounts of OID (if any) previously included in income by the U.S. Holder with respect to the note and reduced by any payments other than QSI received by the U.S. Holder. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition.

Under current law Non-U.S. Holders (as defined in the accompanying prospectus supplement) generally will not be subject to U.S. federal withholding or income tax with respect to interest (or OID, if any) paid on and amounts received on the sale, exchange or retirement of the notes if they comply with applicable certification requirements. Special rules apply to Non-U.S. Holders whose income on the notes is effectively connected with the conduct of a U.S. trade or business or who

PS-5

Citigroup Inc.

are individuals present in the United States for 183 days or more in a taxable year.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as trustee under an indenture dated November 13, 2013) will serve as trustee for the notes.
Use of proceeds and hedging:

The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

Hedging activities related to the notes by one or more of our affiliates involves trading in one or more instruments, such as options, swaps and/or futures, based on the federal funds effective rate and/or taking positions in any other available securities or instruments that we may wish to use in connection with such hedging and may include adjustments to such positions during the term of the notes. It is possible that our affiliates may profit from this hedging activity, even if the value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Inc.’s affiliate, CGMI, may be willing to purchase your notes in the secondary market. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:	Please refer to “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for important information for investors that are ERISA or other benefit plans or whose underlying assets include assets of such plans.
Fees and selling concessions:

The issue price is $1,000 per note; provided that the issue price for an eligible institutional investor or an investor purchasing the notes in a fee-based advisory account will vary based on then-current market conditions and the negotiated price determined at the time of each sale. The issue price for such investors will not be less than $990.00 per note and will not be more than $1,000 per note. The issue price for such investors reflects a forgone selling concession with respect to such sales as described in the next paragraph.

CGMI, an affiliate of Citigroup Inc., is the underwriter of the sale of the notes and is acting as principal. CGMI may resell the notes to other securities dealers at the issue price of $1,000 per note less a selling concession not in excess of the underwriting fee. CGMI will receive an underwriting fee of up to $10.00 per note, and from such underwriting fee will allow selected dealers a selling concession of up to $10.00 per note depending on market conditions that are relevant to the value of the notes at the time an order to purchase the notes is submitted to CGMI. Dealers who purchase the notes for sales to eligible institutional investors and/or to investors purchasing the notes in fee-based advisory accounts may forgo some or all selling concessions, and CGMI may forgo some or all of the underwriting fee for sales to it makes to eligible institutional investors and/or to investors purchasing the notes in fee-based advisory accounts.

Supplemental information regarding plan of distribution; conflicts of interest:

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 among Citigroup Inc. and the agents named therein, including CGMI, govern the sale and purchase of the notes.

The notes will not be listed on any securities exchange.

In order to hedge its obligations under the notes, Citigroup Inc. expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the sections “Risk Factors—Hedging and trading activity by Citigroup Inc. could result in a conflict of interest,” and “General Information—Use of proceeds and hedging” in this pricing supplement and

PS-6

Citigroup Inc.

the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Inc. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement for more information.

Calculation agent:	Citibank, N.A., an affiliate of Citigroup Inc., will serve as calculation agent for the notes. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the notes. Citibank, N.A. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.
Paying agent:	Citibank, N.A. will serve as paying agent and registrar and will also hold the global security representing the notes as custodian for The Depository Trust Company (“DTC”).
Contact:	Clients may contact their local brokerage representative.

We encourage you to also read the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink on the cover page of this pricing supplement.

Determination of Interest Payments

On each interest payment date relating to an interest period during the initial fixed rate period, the amount of each interest payment will equal (i) the stated principal amount of the notes multiplied by the interest rate in effect during the applicable interest period, multiplied by (ii) (90/360).

On each interest payment date relating to an interest period during the floating rate period, the amount of each interest payment will equal the stated principal amount of the notes multiplied by the sum of the interest factors calculated for each day during such interest period; provided that in no event will the interest payment be less than zero. The “interest factor” for each such day will be computed by dividing the interest rate applicable to that day by 360. The interest rate applicable to each such day will be equal to the accrued interest compounding factor (as defined under “Determination of the Federal Funds Effective Rate” below) plus the floating rate spread.

Determination of the Federal Funds Effective Rate

For the purposes of calculating interest with respect to any interest period during the floating rate period:

“Accrued interest compounding factor” means the result of the following formula:

where:

“d0”, for any interest period, is the number of New York banking days in the relevant interest period.

“i” is a series of whole numbers from one to d0, each representing the relevant New York banking days in chronological order from, and including, the first New York banking day in the relevant interest period.

“FEDFUNDi”, for any day “i” in the relevant interest period, is a reference rate equal to the federal funds effective rate in respect of that day.

“ni”, for any day “i” in the relevant interest period, is the number of calendar days from, and including, such New York banking day “i” to, but excluding, the following New York banking day.

“d” is the number of calendar days in the relevant interest period.

“Federal funds effective rate” means, with respect to any day, the rate determined by the calculation agent in accordance with the following provisions:

(1)	the rate for that date for U.S. dollar federal funds as published in the H.15 Daily Update under the heading “Federal Funds (Effective)” as displayed on Reuters, or any successor service, on page FEDFUNDS1 or any other page as may replace the applicable page on that service, which is commonly referred to as “Reuters Page FEDFUNDS1”; or

PS-7

Citigroup Inc.

(2)	if the rate specified in (1) above does not so appear, unless a benchmark transition event and its related benchmark replacement date have occurred as described in (3) below, the rate specified in (1) above for the first preceding date for which such rate was available; or

(3)	if a benchmark transition event and its related benchmark replacement date have occurred prior to the relevant interest period end date, the calculation agent will use the benchmark replacement to determine the rate and for all other purposes relating to the notes.

In connection with the federal funds effective rate definition above, the following definitions apply:

“Benchmark” means, initially, the federal funds effective rate; provided that if a benchmark transition event and its related benchmark replacement date have occurred with respect to the federal funds effective rate or the then-current benchmark, then “benchmark” means the applicable benchmark replacement.

“Benchmark replacement” means the first alternative set forth in the order below that can be determined by Citigroup (or one of its affiliates) as of the benchmark replacement date:

(1)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the relevant governmental body as the replacement for the then-current benchmark for the applicable corresponding tenor and (b) the benchmark replacement adjustment; or

(2)	the sum of: (a) the ISDA fallback rate and (b) the benchmark replacement adjustment; or

(3)	the sum of: (a) the alternate rate of interest that has been selected by Citigroup (or one of its affiliates) as the replacement for the then-current benchmark for the applicable corresponding tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the benchmark replacement adjustment.

“Benchmark replacement adjustment” means the first alternative set forth in the order below that can be determined by Citigroup (or one of its affiliates) as of the benchmark replacement date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the relevant governmental body for the applicable unadjusted benchmark replacement;

(2)	if the applicable unadjusted benchmark replacement is equivalent to the ISDA fallback rate, then the ISDA fallback adjustment;

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by Citigroup (or one of its affiliates) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current benchmark with the applicable unadjusted benchmark replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark replacement conforming changes” means, with respect to any benchmark replacement, any technical, administrative or operational changes that Citigroup (or one of its affiliates) decides may be appropriate to reflect the adoption of such benchmark replacement in a manner substantially consistent with market practice (or, if Citigroup (or such affiliate) decides that adoption of any portion of such market practice is not administratively feasible or if Citigroup (or such affiliate) determines that no market practice for use of the benchmark replacement exists, in such other manner as Citigroup (or such affiliate) determines is reasonably necessary).

“Benchmark replacement date” means the earliest to occur of the following events with respect to the then-current benchmark:

(1)	in the case of clause (1) or (2) of the definition of “benchmark transition event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the benchmark permanently or indefinitely ceases to provide the benchmark; or

(2)	in the case of clause (3) of the definition of “benchmark transition event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the benchmark replacement date occurs on the same day as, but earlier than, the reference time in respect of any determination, the benchmark replacement date will be deemed to have occurred prior to the reference time for such determination.

“Benchmark transition event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of the benchmark announcing that such administrator has ceased or will cease to provide the benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark;
PS-8

Citigroup Inc.

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark, the central bank for the currency of the benchmark, an insolvency official with jurisdiction over the administrator for the benchmark, a resolution authority with jurisdiction over the administrator for the benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the benchmark, which states that the administrator of the benchmark has ceased or will cease to provide the benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark announcing that the benchmark is no longer representative.

“Corresponding tenor” with respect to a benchmark replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current benchmark.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.

“ISDA definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA fallback adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA definitions to be determined upon the occurrence of an index cessation event with respect to the benchmark for the applicable tenor.

“ISDA fallback rate” means the rate that would apply for derivatives transactions referencing the ISDA definitions to be effective upon the occurrence of an index cessation date with respect to the benchmark for the applicable tenor excluding the applicable ISDA fallback adjustment.

“NY Federal Reserve” means the Federal Reserve Bank of New York.

“NY Federal Reserve’s website” means the website of the NY Federal Reserve, currently at http://www.newyorkfed.org, or any successor website of the NY Federal Reserve or the website of any successor administrator of the Secured Overnight Financing Rate.

“Reference time” with respect to any determination of the benchmark means the time determined by Citigroup (or one of its affiliates) in accordance with the benchmark replacement conforming changes.

“Relevant governmental body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

“Unadjusted benchmark replacement” means the benchmark replacement excluding the benchmark replacement adjustment.

About the Federal Funds Effective Rate

The federal funds effective rate is the interest rate at which depository institutions lend reserve balances to other depository institutions overnight, calculated as a volume-weighted median of transaction-level data collected from major depository institutions. The Federal Reserve Bank of New York publishes the federal funds effective rate for the prior business day (defined as any day of the work week other than holidays observed by the Federal Reserve Bank of New York) on its website at approximately 9:00 a.m. Because the federal funds effective rate is published by the Federal Reserve Bank of New York based on data received from other sources, we have no control over its determination, calculation or publication. The information contained in this paragraph is based upon the Federal Reserve Bank of New York’s website.

PS-9

Citigroup Inc.

Historical Information on the Federal Funds Effective Rate

The federal funds effective rate was 0.07% on March 29, 2021.

The graph below shows the published daily rate for the federal funds effective rate for each day it was available from January 3, 2011 to March 29, 2021. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical performance of the federal funds effective rate as an indication of future performance.

The historical rates do not reflect the daily compounding method used to calculate the floating rate at which interest will be payable on the notes during the floating rate period.

Historical Federal Funds Effective Rate January 3, 2011 to March 29, 2021

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

PS-10

Citigroup Inc.

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

PS-11

Citigroup Inc.

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Additional Information

We reserve the right to withdraw, cancel or modify any offering of the notes and to reject orders in whole or in part prior to their issuance.

© 2021 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-12